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                     June 27, 2022

       Rodger McHargue
       Chief Financial Officer
       First Financial Corp /IN/
       One First Financial Plaza
       Terre Haute, IN 47807

                                                        Re: First Financial
Corp /IN/
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 9, 2022
                                                            File No. 000-16759

       Dear Mr. McHargue:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance